EXHIBIT 21.1
      The following table sets forth the Registrant’s principal subsidiaries and the jurisdiction of incorporation of each. Each subsidiary is 100% owned by the Registrant or its subsidiaries.

Subsidiary	Jurisdiction

Ansco & Associates, LLC	Delaware
Apex Digital, LLC	Delaware
Cablecom, LLC	Delaware
Cablecom of California, Inc.	California
Cable Connectors, LLC	Delaware
Can-Am Communications, Inc.	Delaware
C-2 Utility Contractors, LLC	Delaware
Communications Construction Group, LLC	Delaware
Communications Construction Group of California, Inc.	California
Crystal Clear Satellite Sales & Service, LLC	Delaware
Dycom Aviation, LLC	Delaware
Dycom Capital Management, Inc.	Delaware
Dycom Corporate Identity, Inc.	Delaware
Dycom Identity, LLC	Delaware
Dycom Investments, Inc.	Delaware
Ervin Cable Construction, LLC	Delaware
Fiber Cable, LLC	Delaware
Globe Communications, LLC	North Carolina
Installation Technicians, LLC	Florida
Ivy H. Smith Company, LLC	Delaware
Lamberts Cable Splicing Company, LLC	Delaware
Locating, Inc.	Washington
Nichols Construction, LLC	Delaware
Niels Fugal Sons Company, LLC	Delaware
Niels Fugal Sons Company of California, Inc.	California
Point to Point Communications, Inc.	Louisiana
Precision Valley Communications of Vermont, LLC	Delaware
Prince Telecom Holdings, Inc.	Delaware
RJE Telecom, LLC	Delaware
RJE Telecom of California, Inc.	California
RJE Canada, Inc.	Delaware
RJE Canada, ULC	Alberta, Canada
Satellite Sales & Services Group, LLC	Delaware
Star Construction, LLC	Delaware
Stevens Communications, LLC	Delaware
S.T.S., LLC	Tennessee
TCS Communications, LLC	Delaware
Tesinc Communications, LLC	Delaware
Tesinc of California, Inc.	California
Triple-D Communications, LLC	Delaware
UGTI	California
Underground Specialties, LLC	Delaware
Underground Specialties of California, Inc.	California
US Communications Contractors, LLC	Delaware
US Communications Contractors, Inc.	California
Utiliquest, LLC	Georgia
White Mountain Cable Construction, LLC	Delaware